SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

AMERICAN LAND LEASE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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AMERICAN LAND LEASE, INC.
29399 US Highway 19 North, Suite 320
Clearwater, Florida 33761
(727) 726-8868
June 26, 2002

To Our Stockholders:

You are cordially invited to the 2002 Annual Meeting of Stockholders of American Land Lease, Inc., a Delaware corporation, to be held at 2000 S. Colorado Blvd., 10th Floor, Denver, Colorado, on Wednesday, July 31, 2002, at 9:00 a.m., local time.

The formal notice of the annual meeting and a proxy statement describing the matters to be acted upon at the annual meeting are contained in the following pages.

Enclosed is a proxy that enables you to vote your shares on the matters to be considered at the annual meeting even if you are unable to attend the annual meeting. Please mark the proxy to indicate your vote, date and sign the proxy and return it in the enclosed postage-paid envelope as soon as possible for receipt prior to the annual meeting. Stockholders also are entitled to vote on any other matter that properly comes before the annual meeting.

Regardless of the number of shares you own, your vote is very important. Some of the matters submitted for stockholder approval are non-routine and thus your broker may not vote on these matters on your behalf without your instruction. Even if you plan to attend the annual meeting in person, please date, sign and return the enclosed proxy card.

Sincerely,

Terry Considine
Chairman of the Board of Directors
and Chief Executive Officer

AMERICAN LAND LEASE, INC.
29399 US Highway 19 North, Suite 320
Clearwater, Florida 33761
(727) 726-8868

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

The 2002 Annual Meeting of Stockholders of American Land Lease, Inc., a Delaware corporation (the “Company”), will be held at 2000 S. Colorado Blvd., 10th Floor, Denver, Colorado, on Wednesday, July 31, 2002, at 9:00 a.m., local time, to consider and act upon the following matters:

1.  the election of Thomas L. Rhodes and Bruce E. Moore as Class III Directors, to serve until the 2005 annual meeting of stockholders and until their respective successors are elected and qualified;

2.  the ratification of the selection of Ernst & Young, LLP as the Company’s independent auditors for the fiscal year ending December 31, 2002;

3.  the approval, in order to comply with the rules of the New York Stock Exchange, of the issuance to our officers and directors of shares of our common stock and/or OP Units on the same terms and subject to the same conditions as other offerees;

4.  the approval of the issuance by Asset Investors Operating Partnership, L.P. of OP Units from time to time; and

5.  such other business as properly may come before the annual meeting and any adjournments or postponements thereof.

Only stockholders of record at the close of business on June 21, 2002, the record date for the annual meeting, will be entitled to notice of and to vote at the annual meeting.

The Board of Directors of the Company desires to have maximum representation at the annual meeting and requests that you mark, date, sign and timely return the enclosed proxy to the transfer agent, Wells Fargo Bank Minnesota, N.A., at the address listed on the enclosed proxy in the postage-paid envelope provided whether or not you expect to attend the annual meeting in person.

BY ORDER OF THE BOARD OF DIRECTORS,

Robert G. Blatz
President and Chief Operating Officer

June 26, 2002

AMERICAN LAND LEASE, INC.
29399 US Highway 19 North, Suite 320
Clearwater, Florida 33761
(727) 726-8868

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
July 31, 2002

To Our Stockholders:

This proxy statement is furnished to the holders of the common stock of American Land Lease, Inc., a Delaware corporation (the “Company”), in connection with the solicitation by the Board of Directors of the Company of proxies for use at the 2002 Annual Meeting of Stockholders of the Company, to be held at 2000 S. Colorado Blvd., 10th Floor, Denver, Colorado, on Wednesday, July 31, 2002, at 9:00 a.m., local time, and at any adjournments or postponements thereof. The annual meeting is being held for the purposes set forth in the accompanying notice of annual meeting of stockholders. The proxy materials, including this proxy statement, the accompanying proxy card and the notice of annual meeting, are first being mailed to stockholders beginning on or about June 27, 2002. At the annual meeting, the holders of the Company’s common stock will be asked to consider and vote upon the following proposals: the election of Thomas L. Rhodes and Bruce E. Moore as Class III Directors, to serve until the 2005 annual meeting of stockholders and until their respective successors are elected and qualified; the ratification of the appointment of Ernst & Young, LLP as the Company’s independent auditors for the fiscal year ending December 31, 2002; the approval, in order to comply with the rules of the New York Stock Exchange, of the issuance to our officers and directors of shares of our common stock or OP Units (as defined in Proposal 3); the approval of the issuance by Asset Investors Operating Partnership, L.P. (the “Operating Partnership”) of OP Units from time to time; and such other business as properly may come before the annual meeting and any adjournments or postponements at the annual meeting.

GENERAL INFORMATION

In this proxy statement, the words “the Company,” “we,” “our” and “us” refer to American Land Lease, Inc., a Delaware corporation and, as the context requires, its subsidiary entities.

Solicitation

The enclosed proxy is being solicited by the Company. In addition to solicitations by mail, solicitations may be made by personal interview, telephone and telegram by our directors and officers. No additional compensation will be paid to our directors and officers for the solicitation of proxies. We have engaged MacKenzie Partners, Inc. to assist us in the solicitation of proxies. We expect to incur a fee of approximately $6,000, plus reimbursement of out-of-pocket expenses for this service. All costs of the solicitation will be paid solely by the Company. We will reimburse banks, brokers and others holding shares in their names or the names of nominees or otherwise for reasonable out-of-pocket expenses incurred in sending proxies and proxy materials to the beneficial owners of such shares.

Voting Rights and Votes Required

Holders of record of shares of the Company’s common stock at the close of business on June 21, 2002, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting. On the record date, 7,718,028 shares of the Company’s common stock were outstanding. The presence, in person or by proxy, of holders of a majority of the shares of the Company’s common stock entitled to vote at the annual meeting constitutes a quorum for the transaction of business at the annual meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the annual meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Each share of the Company’s common stock outstanding on the record date is entitled to one vote on each matter presented at the annual meeting. The election of a director requires the affirmative vote of a plurality of all of the shares present in person or represented by proxy at the annual meeting (assuming a quorum is present). The ratification of the selection of the Company’s independent auditors requires the affirmative vote of a majority of all of the shares present in person or represented by proxy at the annual meeting (assuming a quorum is present). The approval, in order to comply with the rules of the New York Stock Exchange, of the proposed issuance to our officers and directors of shares and/or OP Units requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting (assuming a quorum is present). The approval of the issuance by the Operating Partnership of OP Units from time to time, requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting (assuming a quorum is present), excluding shares held by directors and officers. For purposes of the election of directors, abstentions or “broker non-votes” will not be counted as votes cast and will have no effect on the result of the vote. For purposes of the ratification of the Company’s independent auditors, the approval of the proposed issuance to the Operating Partnership’s limited partners of OP Units and the approval, in order to comply with the rules of the New York Stock Exchange, of the proposed issuance to our officers and directors of shares and/or OP Units, abstentions or “broker non-votes” will have the same effect as votes against such proposals.

Voting of Proxies

Shares of the Company’s common stock represented by all properly executed proxies received prior to the vote at the annual meeting will be voted as specified in the proxy. Unless contrary instructions are indicated on the proxy, the shares of the Company’s common stock represented by such proxy will be voted “FOR” the election of Messrs. Rhodes and Moore as directors of the Company, the ratification of the selection of Ernst & Young, LLP as the Company’s independent auditors for the year ending December 31, 2002, the approval, in order to comply with the rules of the New York Stock Exchange, of the issuance to our officers and directors of shares of our common stock and/or OP Units, and the approval of the issuance by the Operating Partnership of OP Units from time to time. We currently know of no other business to be brought before the annual meeting other than as described herein. If any other matters are presented properly to the stockholders for action at the annual meeting and any adjournments or postponements thereof, the proxy holders named in the enclosed proxy intend to vote in their discretion on all matters on which the shares of the Company’s common stock represented by such proxy are entitled to vote.

Revocability of Proxy

You can change your vote at any time before the vote is taken at the annual meeting. You can do this in one of three ways. First, you can send a written notice dated later than your proxy card stating that you would like to revoke your current proxy. Second, you can complete and submit a new proxy card dated later than your original proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the secretary of the Company. The secretary of the Company must receive the notice or new proxy card before the vote is taken at the annual meeting. Third, you can attend the annual meeting and vote in person. Simply attending the stockholder meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker as to how to change your vote.

Annual Report

Our 2001 Annual Report to Stockholders, including a copy of our 2001 Annual Report on Form 10-K (the “Annual Report”), was mailed to stockholders in June 2002. The Annual Report contains financial and other information about the activities of the Company, including consolidated financial statements for the year ended December 31, 2001.

Upon written request addressed to the secretary of the Company, copies of the Annual Report will be furnished, without exhibits, without charge to any person whose proxy is being solicited in connection with this Proxy Statement. Requests and inquiries should be addressed to American Land Lease, Inc., Attn. Investor Relations, 29399 US Highway 19 North, Suite 320, Clearwater, Florida 33761.

PROPOSAL 1

Election of Thomas L. Rhodes and Bruce E. Moore as Class III Directors

Our current certificate of incorporation and bylaws provide for three classes of directors with classified terms of office. Nominees for each class serve for terms of three years and until the election and qualification of their successors or until their earlier resignation, death, disqualification or removal from office. Each director elected by the Board of Directors to fill a vacancy shall hold office until the next annual meeting of the stockholders, at which time the stockholders shall elect a director to serve the remaining term of the class into which such director is elected.

The Board of Directors currently consists of five members, including one Class I Director, whose term expires at the annual meeting of stockholders in 2003, two Class II Directors whose terms expire at the annual meeting of stockholders in 2004 and two Class III Directors whose terms expire at the annual meeting of stockholders in 2002.

At the annual meeting, two Class III Directors will be elected to a term expiring at the 2005 annual meeting of stockholders. Unless otherwise specified, the enclosed proxy will be voted “FOR” the election of the Board of Directors’ nominees, Thomas L. Rhodes and Bruce E. Moore, as Class III Directors of the Company. Neither management nor the Board of Directors of the Company knows of any reason why Messrs. Rhodes or Moore would be unavailable to serve as a director. Discretionary authority may be exercised by the proxy holders named in the enclosed proxy to vote for a nominee proposed by the Board of Directors if either Mr. Rhodes or Mr. Moore becomes unavailable for election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL 1.

PROPOSAL 2

Ratification of Selection of Independent Auditors

The Board of Directors has selected Ernst & Young, LLP as the Company’s independent auditors for the fiscal year ending December 31, 2002 and is submitting the selection of independent auditors to the stockholders for ratification at the Annual Meeting. Ernst & Young, LLP audited the Company’s financial statements for the fiscal years 1997 through 2001, inclusive. Representatives of Ernst & Young, LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholders are not required to ratify the selection of Ernst & Young, LLP as the Company’s independent auditors. However, the Board of Directors determined that it was appropriate to submit the selection of

Ernst & Young, LLP to the stockholders for ratification. If the stockholders fail to ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain Ernst & Young, LLP. Even if the selection is ratified, the Board of Directors and the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL 2.

PROPOSAL 3

Approval, in order to comply with the rules of the New York Stock Exchange, of the issuance to officers and directors
of shares of our common stock and/or OP Units
on the same terms and subject to the same conditions as other offerees

In order to comply with New York Stock Exchange rules, we are asking our stockholders to approve the issuance of shares of our common stock pursuant to our Dividend Reinvestment and Stock Purchase Plan and/or offers of Operating Partnership units, or OP Units, by the Operating Partnership to our officers and directors, which may occur from time to time, on the same terms and subject to the same conditions as other offerees and in numbers which could, assuming the OP Units are redeemed for shares of our common stock, exceed one percent of our outstanding shares of common stock on a per holder basis. In this proxy statement, references to OP Units includes new classes of OP Units that we may designate from time to time, unless otherwise indicated. The New York Stock Exchange rules require stockholder approval prior to the issuance of common stock or securities convertible into common stock to a director, officer or substantial security holder of a listed company if the number of shares of common stock to be issued or the number of shares of common stock into which the securities may be convertible exceeds either one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance. OP Units are not convertible into shares of our common stock. However, they are redeemable at the option of the holder for either cash or shares of our common stock at the option of the Operating Partnership. Accordingly, OP Units may be treated as convertible for purposes of the New York Stock Exchange rules, and for this reason the Board of Directors has determined to request approval of this Proposal 3. Under their terms, there are no circumstances under which an OP Unit would be redeemed for more than one share of our common stock.

Certain of our officers and directors have informed us of their current intent to invest in shares of our common stock pursuant to our Dividend Reinvestment and Stock Purchase Plan and/or OP Units, and in possible offerings of OP Units in amounts that may be in excess of one percent of our then outstanding shares of common stock. Accordingly, we hereby request your approval to issue shares of our common stock pursuant to the Dividend Reinvestment and Stock Purchase Plan and/or to cause the Operating Partnership to issue a number of OP Units to our officers and directors, which may be redeemed with a number of shares of our common stock in an amount which could, assuming the OP Units are redeemed for shares of our common stock, exceed one percent of our then outstanding shares of common stock. Approval of this Proposal 3 would permit us to issue shares of our common stock under the Dividend Reinvestment and Stock Purchase Plan and/or offerings of OP Units to our officers and directors on the same terms and subject to the same conditions as other offerees and in numbers greater than one percent of our then outstanding shares of common stock. These issuances may or may not occur, and they may occur in current and future periods.

Approval of this Proposal 3 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL 3.

PROPOSAL 4

Approval of the issuance by Asset Investors Operating Partnership, L.P.
of OP Units from time to time

We are the sole general partner of the Operating Partnership, through which we conduct substantially all of our business. In that role, we have been considering the alternatives for financing that are available to us in order to maintain a level of liquidity that will permit us to satisfy our goals, including our acquisition and development activities and the maintenance of our quarterly dividend at current rates. We can raise additional equity either by issuing additional shares of our common stock or preferred stock, or through the issuance of OP Units by the Operating Partnership. OP Units are designed to mirror the economics of a share of our common stock in that they represent a pro rata interest in our operating assets with shares of our common stock, receive distributions on a pro rata basis with shares of our common stock and are issued based on the current trading value of a shares of our common stock. At present, the Operating Partnership has outstanding only one class of OP Units, Class A OP Units, which receive a cash distribution equal to the dividend on our common stock and which, when tendered by the holder, can be redeemed by the Operating Partnership for cash or for shares of our common stock. Future issuances of OP Units by the Operating Partnership may include common or preferred OP Units and their other terms may be variable. In particular, we have the flexibility to designate new classes of OP Units, which may effect the utilization of our tax attributes, such as net operating losses.

Annex A to this proxy statement contains terms of one possible new class of new issuance of OP Units, Class B OP Units. While there can be no assurance that the terms of any OP Units we may issue in the future would be the same, the Class B OP Units contain terms that we consider indicative terms that may be applicable to OP Units that we may issue from time to time. We urge you to read carefully Annex A.

In making any future decision whether to issue any equity security in the future, including the terms and conditions of any issuance, the Board of Directors will consider the facts and circumstances relative to the Company’s then financial position, the terms and conditions of the proposed issuance and the cost of any alternatives, and prevailing market conditions at the time of issuance. Any offering of equity securities, including Class B OP Units or other OP Units, may be made to groups of investors that include our officers and members of our Board of Directors. Because our officers and directors may participate in such offerings, we are seeking stockholder approval to enter into such transactions. Any offering of equity securities, including Class B OP Units or other OP Units, to our officers and directors would be made on the same terms applicable to other investors and would be subject to the prior approval of our Board of Directors.

Approval of this Proposal 4 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting, excluding those shares held by our officers and directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL 4.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Certain information with respect to our nominees for election as director, our continuing directors and our executive officers, as of June 24, 2002, appears below and was furnished in part by each such person.

Each of our executive officers serves for a term of one year and until his or her successor is elected and qualified or until his or her earlier resignation or removal by the Board of Directors. There are no family relationships among any of our directors and executive officers.

Name	Age	First Elected	Position(s) Held with the Company

Terry Considine	55	September 1996	Chairman of the Board of Directors (Class II) and Chief Executive Officer

Thomas L. Rhodes	62	September 1996	Vice Chairman of the Board of Directors (Class III) and Chairman of the Nominating Committee, Member of the Audit Committee and the Compensation Committee

Bruce E. Moore	59	February 1998	Director (Class III) and Member of the Audit Committee, Compensation Committee and Nominating Committee

Bruce D. Benson	63	October 1996	Director (Class II), Chairman of the Compensation Committee and Member of the Audit Committee and Nominating Committee

Todd W. Sheets	43	November 2000	Director (Class I), Chairman of the Audit Committee and Member of Compensation Committee and Nominating Committee

Robert G. Blatz	41	February 1999	President and Chief Operating Officer

Shannon E. Smith	37	October 2000	Chief Financial Officer and Treasurer

Terry Considine has been Chairman of the Board of Directors and Chief Executive Officer of the Company since April 1998. From September 1996 to April 1998, Mr. Considine served as Co-Chairman of the Board of Directors and Co-Chief Executive Officer of the Company. Mr. Considine also served as Chairman of the Board of Directors and Chief Executive Officer of Commercial Assets, Inc. until its merger with the Company on August 11, 2000. He is the sole owner of Considine Investment Co. and has since July 1994 been the Chairman of the Board of Directors and Chief Executive Officer of Apartment Investment and Management Company (“AIMCO”), a public real estate investment trust.

Thomas L. Rhodes has been our Vice Chairman of the Board of Directors of the Company since April 1998, is Chairman of the Nominating Committee, and serves as a Member of the Audit Committee and the Compensation Committee. From September 1996 to April 1998, Mr. Rhodes served as Co-chairman of the Board of Directors and Co-Chief Executive Officer of the Company. Mr. Rhodes also served as Vice Chairman of the Board of Commercial Assets, Inc. (“CAX”) until its merger with the Company on August 11, 2000. Mr. Rhodes has served as President and Director of National Review magazine since November 30, 1992, where he has also served as Director since 1988. He held various positions at Goldman, Sachs & Co. and was elected a General Partner in 1986 and served as a General Partner from 1987 until November 27, 1992. Mr. Rhodes serves as a Director of Apartment Investment & Management Company (“AIMCO”). He is Vice Chairman of the Board of Directors of The Lynde and Harry Bradley Foundation and serves as a Director of Delphi Financial Group, Inc.

Bruce E. Moore has been a Director of the Company since July 2001, and is a member of the Audit Committee, the Compensation Committee and the Nominating Committee. Mr. Moore was appointed President and Chief Operating Officer of the Company in February 1998. Mr. Moore resigned from his position as Chief Operating Officer, Secretary and Treasurer of the Company in November 2000; the latter two positions he had held since October 2000. Mr. Moore resigned from his position of President in July 2001. He also served as President and Chief Operating Officer of Commercial Assets until its merger with the Company on August 11, 2000. Mr. Moore is the founder and is the Chief Executive Officer of Brandywine Financial Services Corporation and its affiliates, or “Brandywine,” a private real estate firm specializing in various aspects of the real estate industry, including asset management, consulting, development, property management, brokerage and capital formation. He is a Certified Public Accountant. Mr. Moore is a member of the National Association of Real Estate Investment Trusts and the International Council of Shopping Centers.

Bruce D. Benson has served as a Director of the Company since October 1996 and serves as Chairman of the Compensation Committee and as a member of the Audit Committee and the Nominating Committee. For the past 36 years, he has been the owner and President of Benson Mineral Group, a domestic oil and gas production company, and, for the past four years, has served as Chairman, Chief Executive Officer and President of United States Exploration, Inc., an oil and gas exploration company listed on the American Stock Exchange.

Todd W. Sheets has served as a Director since November 2000 and is the Chairman of the Audit Committee and a member of the Compensation Committee and the Nominating Committee. Mr. Sheets is currently a private investor. Previously, he was a Managing Director of Pinehill Capital Partners, Inc. and Raymond James and Associates, Inc., where he was responsible for initiating and overseeing the firm’s practice in the areas of publicly traded real estate companies, its recovering markets real estate private equity program, and was a member of its Investment Policy Committee.

Robert G. Blatz was appointed President in July 2001. He was appointed Chief Operating Officer and Secretary in November 2000. He resigned as Secretary in July 2001. He functioned as the Company’s Executive Vice President from February 1999 to November 2000 (having been appointed to that position in September 1999). From June 1998 until joining the Company, he served as a Senior Associate for Coopers & Lybrand (predecessor to PricewaterhouseCoopers) as a consultant for management and financial systems. From May 1993 to June 1998, he was with the Heritage Foundation, a public policy organization, most recently as its Vice President and Chief Financial Officer.

Shannon E. Smith was appointed Chief Financial Officer in February 2001. Mr. Smith joined the Company in October 2000 as Chief Accounting Officer and Treasurer. From March 1997 to October 2000, Mr. Smith served as Vice President and Chief Financial Officer of Jemison-Demsey Holding Company, and other entities controlled by Jemison Investment Company, based in Alabama. Jemison-Demsey Holding Company manages interests in the flat-rolled steel service center business and metal building component manufacturing business. From March 1991 to September 1996, Mr. Smith served as the Chief Financial Officer and Director for Schuler Industries, Inc.

There are no arrangements or understandings pursuant to which any of our directors or executive officers were selected as directors or officers. Except as described above, none of our directors or executive officers have been involved in any legal proceedings during the past five years that are material to an evaluation of the ability or integrity of such persons.

Meetings of the Board of Directors and its Committees

The Board of Directors held four regular meetings in 2001. During 2001, no director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and all committees thereof on which he served.

The Audit Committee of the Board of Directors held eight meetings in 2001. Messrs. Sheets (Chairman), Benson, Moore and Rhodes are the current members of this committee. The Audit Committee has adopted a written charter which has previously been filed in 2000. Among other things, the Audit Committee reviews and approves the scope of the annual audit undertaken by our independent certified public accountants and meets with them as necessary to review the progress and results of their work as well as their recommendations. The Audit Committee also reviews our internal control procedures and reporting systems.

The Compensation Committee of the Board of Directors held one meeting in 2001. Messrs. Benson (Chairman), Sheets, Moore and Rhodes are the current members of this committee. The Compensation Committee determines compensation for the chief executive officer and vice chairman of the Company, and reviews compensation policy for other executive officers.

A nominating committee was established during 2001 and held its first meeting in February 2002. Messrs. Rhodes (Chairman), Sheets, Moore and Benson are the current members of this committee. The nominating committee recommends individuals for election to the Board of Directors for vote by the stockholders at its annual meeting.

Audit Committee

The Board of Directors considers all members of the Audit Committee to be independent. With the exception of Mr. Moore, all of the members of the Company’s Audit Committee are independent, as defined in the New York Stock Exchange’s listing standards. As permitted by the New York Stock Exchange listing standards, the Board of Directors has determined in its business judgment to appoint Mr. Moore to the Audit Committee, having considered the fact that his past service as an officer of the Company prior to July 2001 means that he may not otherwise be independent under the New York Stock Exchange listing standards which may require a three year waiting period to July 2004. The Board of Directors reached this decision based on Mr. Moore’s extensive financial background and business experience, and its determination that Mr. Moore’s membership on the Audit Committee is required by the best interests of the Company and its stockholders.

Compliance With Section 16(a) of the Exchange Act

Our executive officers and directors, and persons who own more than ten percent of our common stock, are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of our securities with the Securities and Exchange Commission and the New York Stock Exchange, Inc. Copies of those reports also must be furnished to us. Based solely upon a review of the copies of reports furnished to us, we believe that for the year ended December 31, 2001, all filing requirements were timely met by our executive officers, directors and beneficial owners of more than ten percent of our stock.

Executive Compensation

In 2001, none of Messrs. Considine and Rhodes received any cash compensation in his capacity as Chief Executive Officer and Vice Chairman, respectively. Mr. Blatz received total salary and bonus in 2001 of $185,000 as President and Chief Operating Officer. Mr. Gaynor received total salary and bonus in 2001 of $150,000 as Vice President of Development, General Counsel, and Secretary. Mr. Gaynor resigned his employment with the Company effective June 21, 2002. Mr. Smith received total salary and bonus of $143,000 as Chief Financial Officer and Treasurer.

In his capacity as an executive officer, Mr. Smith received options to acquire shares of our common stock. None of Messrs. Considine, Blatz, Gaynor or Smith, each of whom is a stockholder of the Company, were at any time on or prior to December 31, 2001 granted options to acquire shares of our common stock other than in their capacities as executive officers.

The following tables sets forth, in summary form, the compensation paid by the Company to each individual who served as its Chief Executive Officer, President, and three executive officers of the Company during 2001 whose salary exceeded $100,000 (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

		Annual Compensation	Long Term Compensation Awards
Name and Principal Positions	Year	Salary ($)	Securities Underlying Options(#)	Restricted Stock Award($)(1)
Terry Considine	2001	—	100,000	—
Chairman of the Board of Directors and Chief Executive Officer	2000 1999	— —	— —	— —
Bruce E. Moore(2)	2001	—	—	—
President and Director	2000	—	—	—
	1999	—	25,000	—
Robert G. Blatz President and Chief Operating Officer	2001 2000 1999	185,000 178,000 101,000	— — 80,000	200,000 — —
Joseph W. Gaynor(3) Vice President-Development and General Counsel	2001 2000 1999	150,000 150,000 —	— 80,000 —	— — —
Shannon E. Smith(4) Chief Financial Officer and Treasurer	2001 2000 1999	143,000 28,000 —	80,000 — —	100,000 — —

(1)
The restricted stock awards in 2001 to Messrs. Blatz and Smith were 20,000 shares and 10,000 shares, respectively, with a value of $200,000 and $100,000, respectively. Such value was determined by the Board of Directors, as of the date of the grant, as $10.00 per share.

(2)	Mr. Moore resigned as President in July 2001.
(3)	Mr. Gaynor resigned his employment with the Company effective June 21, 2002.
(4)	Mr. Smith became an employee of the Company in October 2000. Compensation in 2001 included relocation expense and temporary housing reimbursements of $13,000.

The following tables set forth certain information regarding stock options granted to the Named Executive Officers during 2001:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/sh)(1)	Expiration Date	5% ($)	10% ($)
Terry Considine	100,000	(2)	41%	$11.45	02/15/11	$720,000	$1,825,000
Bruce E. Moore	—		—%	—	—	—	—
Robert G. Blatz	—		—%	—	—	—	—
Joseph W. Gaynor	—		—%	—	—	—	—
Shannon E. Smith	80,000	(3)	32%	$9.88	01/02/11	$497,000	$1,260,000

(1)	The exercise price is equal to the fair market value of the common stock on the date of grant.
(2)	During 2001, Mr. Considine received options constituting nonqualified stock options to purchase 100,000 shares of common stock under the 1998 Stock Incentive Plan.
(3)
During 2001, Mr. Smith received options constituting nonqualified stock options to purchase 80,000 shares of common stock under the 1998 Stock Incentive Plan. One-half of these options were vested on the date of grant and the remainder vest in equal installments on each of the first three anniversaries after the respective date of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES

Name	Shares Acquired On Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-end (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-end ($) Exercisable/ Unexercisable(2)
Terry Considine	—	—	401,500/0	$165,000/0
Bruce E. Moore	—	—	210,000/5,000	$27,999/56,001
Robert G. Blatz	—	—	26,667/13,333	0
Joseph W. Gaynor	—	—	13,333/26,667	0
Shannon E. Smith	40,000	—	0/40,000	$0/129,000

(1)
Represents the product of (A) the difference between (i) the closing price of the common stock on the NYSE on the exercise date and (ii) the option exercise price and (B) the number of securities underlying such options.

(2)
The value of unexercised in-the-money options is calculated by multiplying (A) the number of securities underlying such options by (B) the difference between (i) the closing price of the common stock at December 31, 2001 and (ii) the option exercise price.

Director Compensation

During 2001, each of our then three non-employee directors received a grant of options to acquire 25,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the date of grant. Such options were immediately exercisable and have a term of 10 years.

Under the 1998 Stock Incentive Plan, all of our non-employee directors will automatically receive annual grants of market-price options to acquire 2,800 shares of the Company’s common stock on the date of each annual stockholders meeting. These options will be immediately exercisable upon grant and have a term of ten years.

Compensation Committee Interlocks and Insider Participation

During 2001, Messrs. Benson, Sheets, Moore and Rhodes served on the Compensation Committee. Mr. Considine served as Chairman of the Board and Chief Executive Officer of the Company and Mr. Rhodes served as Vice Chairman of the Board of the Company. Mr. Considine is Chairman of the Board and Chief Executive Officer of Apartment Investment and Management Company (“AIMCO”) and Mr. Rhodes serves on the Board of Directors and on the compensation, audit, and nominating committees of AIMCO.

Compensation Committee Report to Stockholders

The four directors who are not members of management constitute the Compensation Committee. The Compensation Committee:

•	determines the compensation of the Chief Executive Officer;

•	reviews and approves the compensation of other corporate officers holding executive positions;

•	reviews the general compensation and benefit practices of the Company; and

•	administers our compensation and stock incentive plans.

The Compensation Committee considers various factors including:

•	recruitment, motivation and retention of our management team;

•	alignment of management financial rewards with stockholder objectives for total return (dividend income plus share price appreciation); and

•	reasonability in consideration of all the facts, including total return, the size and complexity of the Company and the practices of other real estate investment trusts.

Compensation of the Chief Executive Officer is comprised of Discretionary Compensation only. Compensation of other members of senior management is comprised of Base Compensation, Discretionary Compensation and Incentive Compensation. The policy of the Compensation Committee is to set Base Compensation at or below the median paid by comparable companies to executive officers with comparable responsibilities, to utilize Discretionary Compensation, generally cash and not more than Base Compensation, to reward specific achievements, and to make the chief financial reward Incentive Compensation which is tied directly to the creation of stockholder value.

BASE COMPENSATION.    The Compensation Committee reviewed and approved 2001 Base Compensation for other senior management based upon the recommendation of the Chief Executive Officer and considered such 2001 Base Compensation reasonable.

DISCRETIONARY COMPENSATION.    For 2001, the Compensation Committee considered, among other things:

•	the achievement of the 2001 objective for per share FFO, less $100 reserve per home site;

•	our growth in size and complexity during 2001; and

•	our total return for 2001 as compared to the Morgan Stanley REIT Index.

Discretionary Compensation for the Chief Executive Officer for 2001 consists of options to purchase 150,000 shares of the Company’s Common Stock at $13.50 per share, the closing price of a share of the Company’s Common Stock on the date of grant. In addition, in 2001, options to purchase 100,000 shares of the Company’s common stock at $11.45 per share were granted to the Chief Executive Officer as Discretionary Compensation for 2000. Discretionary Compensation was awarded to Mr. Blatz during 2001 equal to $35,000 and 20,000 shares of restricted stock. Mr. Smith was awarded 10,000 shares of restricted stock.

INCENTIVE COMPENSATION.    The Compensation Committee bases Incentive Compensation primarily by reference to “Excess Value Added,” calculated as the amount, if any, by which our total return exceeds total returns achieved by other real estate investment trusts (as measured by the Morgan Stanley REIT Index) multiplied by the weighted average market value of our stock and OP Units outstanding during the measurement period.

In 2001, our total return was 32.7% which was greater than the 12.8 % Total Return of the Morgan Stanley REIT Index. The Compensation Committee awarded no incentive compensation to the Chief Executive Officer or Vice Chairman.

CHIEF EXECUTIVE OFFICER.    In determining the Discretionary Compensation for the Chief Executive Officer, the Compensation Committee considered, among other things, our 2001 financial performance:

•	our total return for 2001 of 32.7%; and

•	an increase in leasing of previously unleased home sites from 147 in 1999, 184 in 2000, to 235 in 2001.

Our Chief Executive Officer receives only Discretionary Compensation in the form of options to purchase shares of the Company’s Common Stock.

EQUITY TRANSACTIONS IN SUPPORT OF COMPENSATION OBJECTIVES

The Compensation Committee has determined that we are well served by the alignment of interest that occurs when senior management has the same financial interests as do other stockholders. To promote this end, the Compensation Committee and the Board of Directors have:

•	structured Board annual compensation to be paid in stock options and annual director’s fees paid in stock with meeting fees paid in cash;

•	structured Base Compensation of Chief Executive Officer for 2001 entirely in options to acquire stock at $11.45 a share.

BRUCE D. BENSON (CHAIRMAN)
TODD W. SHEETS
THOMAS L. RHODES
BRUCE E. MOORE

Date:    March 19, 2002

The above report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2001 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. A written charter approved by the Board of Directors governs the Audit Committee.

The Audit Committee reviewed with the Company’s management and Ernst & Young, LLP, the Company’s independent auditors, the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001. The Audit Committee has also discussed with the independent auditors the matters required to be discussed pursuant to SAS No. 61, “Codification of Statements on Auditing Standards, Communication with Audit Committees.” In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures we received from the auditors as required by the Independent Standards Board Standard No. 1, “Independence Discussions with Audit Committees.”

The Audit Committee discussed with the Company’s independent auditors the overall scope and audit plans for their audit. The Audit Committee meets with independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held eight meetings during fiscal year 2001.

None of the Audit Committee members have a relationship with the Company that might interfere with exercise of his independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

Audit Committee:

Todd W. Sheets (Chairman)
Bruce D. Benson
Thomas L. Rhodes
Bruce E. Moore

The above report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

PERFORMANCE GRAPH

The following graph compares the change in the cumulative total return of the Company’s Common Stock for the period from March 31, 1997, which was the quarter-end immediately prior to the date we made our first investment in manufactured home communities, through December 31, 2001, with (1) the cumulative total return of the Standard & Poor’s 500 Stock Index and (2) a peer group consisting of Chateau Communities, Inc., Sun Communities, Inc. and Manufactured Home Communities, Inc., each a company in the manufactured home community business.

The following graph was prepared based on the following assumptions: (1) An initial investment of $100 was invested at the close of business on March 1, 1997 in (a) Common Stock of the Company; (b) stock of the companies in the Standard & Poor’s 500 Index; and (c) stock of the companies in our peer group index; and (2) All dividends received were reinvested. The stock price performance shown on the following graph is not necessarily indicative of future price performance.

	Period Ending
Index	03/31/97	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
American Land Lease, Inc.	100.00	136.45	86.71	81.25	78.72	113.21
S&P 500	100.00	129.89	166.97	202.11	183.70	161.88
Custom Peer Group	100.00	123.98	124.28	121.93	148.73	166.33

This Performance Graph shall not be incorporated into any future filings with the Securities and Exchange Commission.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The table below sets forth, as of June 21, 2002, the number of shares of our common stock beneficially owned by (1) each person known by us to be a beneficial owner of more than 5% of our common stock; (2) all directors, individually, and each executive officer that holds our common stock, individually; and (3) all of our directors and executive officers as a group, which information was furnished in part by each such person.

Name of Beneficial Owner (1)	Number of shares of Common Stock (2)	Percentage of Common Stock Outstanding (3)	Number of Partnership Units (4)	Percentage Ownership of the Company (5)
Terry Considine (6)	872,302	11.9%	270,789	13.8%
Thomas L. Rhodes (7)	223,269	3.2%	170,979	5.0%
Bruce E. Moore (8)	332,791	4.7%	25,355	4.5%
Bruce D. Benson (9)	142,382	2.1%	76,476	2.8%
Robert G. Blatz (10)	97,333	1.4%	—	1.3%
Joseph W. Gaynor (11)	79,525	1.2%	—	1.0%
Shannon E. Smith (12)	67,786	1.0%	—	*
Todd W. Sheets (13)	52,800	*	—	*
The Wilder Corporation of Delaware (14)	601,891	8.8%	—	7.8%
All directors and executive officers as a group (8 persons)	1,868,188	23.4%	543,599	27.1%

*	Denotes ownership of less than 1% of the outstanding shares of the Company’s common stock.

(1)
Includes, where applicable, shares owned by such person’s minor children and spouse and by other related individuals and entities. Unless otherwise indicated, such person has sole voting and investment power as to the shares listed and such person’s address is 29399 U.S. Hwy 19, North, Suite 320, Clearwater, Florida 33761.

(2)	Excludes shares of Common Stock issuable upon redemption of OP Units.
(3)
Represents the number of shares of Common Stock beneficially owned by each person divided by the total number of shares of Common Stock outstanding. Any shares of Common Stock which may be deemed to be beneficially owned by that person are deemed outstanding for the purpose of computing the percentage of outstanding shares of Common Stock owned by that person, but not any other person. At June 21, 2002, 6,807,051 shares, excluding OP Units, were outstanding.

(4)
Through wholly owned subsidiaries, the Company acts as general partner of, and, as of June 13, 2002, holds approximately 87.5% of the interests in the Operating Partnership. After a one-year holding period, OP Units may be tendered for redemption and, upon tender, may be acquired by the Company for shares of Common Stock at an exchange ratio of one share of Common Stock for each OP Unit (subject to adjustment). If all OP Units were acquired by the Company for Common Stock these shares of Common Stock would constitute approximately 12.5% of the then outstanding shares of Common Stock.

(5)
Represents the number of shares of Common Stock beneficially owned, divided by the total number of shares of Common Stock outstanding, assuming that all 910,977 OP Units outstanding at June 21, 2002, are redeemed in exchange for shares of Common Stock (notwithstanding any holding period requirements).

(6)
Includes 226,078 shares held by Titahotwo Limited Partnership, RLLLP (“Titahotwo”) a Registered Limited Liability Limited Partnership in which Mr. Considine serves as General Partner and owns a 1% interest, 244,872 OP Units redeemable within 60 days, and 25,917 OP units redeemable within 60 days held by Titahotwo. Also includes 551,500 exercisable options held by Titaho Limited Partnership, RLLLP (“Titaho”), a Registered Limited Liability Limited Partnership in which Mr. Considine’s brother is the trustee for the sole general partner and for which Mr. Considine disclaims beneficial ownership.

(7)	Includes 154,300 options exercisable and 170,979 OP Units redeemable within 60 days.
(8)
Includes 8,721 shares held by Brandywine Real Estate Management Services Corporation, an entity in which Mr. Moore owns a 50% interest, 270,000 options exercisable and 25,355 OP Units redeemable within 60 days.

(9)	Includes 66,012 options exercisable and 76,476 OP Units redeemable within 60 days.
(10)	Includes 26,667 options exercisable within 60 days.
(11)	Includes 2,600 shares held by the Joseph William Gaynor Family Trust dated October 28, 1983 of which Mr. Gaynor is the sole trustee and 26,667 options exercisable within 60 days.

(11)	Includes 13,333 options exercisable within 60 days.
(12)	Includes 52,800 options exercisable within 60 days.
(13)	Includes 601,891 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Officer Stock Loans

The Company has provided loans to three of its executive officers in an amount equal to the total cash required to effect the exercise of certain options granted. These loans are partially recourse to the executive officer, bear interest at 7.5% and are secured by the stock acquired with the proceeds from the loan. During 2001, the Company loaned $395,200 to Mr. Smith in conjunction with his exercise of options granted. The total balance outstanding, as of December 31, 2001, on loans made to officers secured by Company stock was $1,315,000, and principal and interest payments made on these obligations during 2001, 2000 and 1999 were $143,000, $80,000 and $10,000, respectively.

Formation of Taxable REIT Subsidiaries

During 2000, certain subsidiaries of the company and other entities engaged in activities including activities related to home sales, golf courses, and certain utility operations and received income that would not otherwise be permitted under the tax rules governing REITs during that year. In order to allow us to maintain our REIT status for federal income tax purposes, Messrs. Considine and Rhodes, directly or indirectly, equally owned the outstanding voting securities issued by these entities. We owned all of the outstanding non-voting common stock of certain of these entities.

H.R. 1180, the Work Incentives Improvement Act of 1999 (the “Act”) was enacted on December 17, 1999 and contained several provisions known as the REIT Modernization Act. Among other provisions, the Act allowed a REIT to own up to 100% of the stock of a Taxable REIT Subsidiary (“TRS”) that can provide services to REIT tenants and others without disqualifying the rents that a REIT receives from its tenants. The Act was effective beginning in 2001. As a result, effective in 2001, the Company elected to treat certain subsidiaries as TRSs and purchased Messrs. Considine and Rhodes entire interests, which included voting control in certain entities for consideration including cancellation or assumption of amounts due under lease agreements.

We have owned and leased golf courses that, prior to January 1, 2001, we would not otherwise have been permitted to operate under the tax rules governing REITs, to CR Golf Course Management, LLC (“CR Golf”), an entity that was owned equally by Messrs. Considine (indirectly) and Rhodes. During 2000, we earned $264,000 on the leases with CR Golf. We purchased Messrs. Considine and Rhodes entire interest for consideration including cancellation of amounts due under lease agreements.

Transactions involving Messrs. Considine and Rhodes

We have owned and leased a recreational vehicle park that, prior to January 1, 2001, we would not otherwise be permitted to operate under the tax rules governing REITs, to AIC RV Management Corp. (“AIC RV Management”), an entity that was owned equally by Messrs. Considine (indirectly) and Rhodes. During 2000 and 1999, AIC RV Management paid us aggregate lease payments of $354,000 and $366,000, respectively.

On December 14, 2000, we sold our interest in the recreational vehicle park to a third party for total consideration of $3,960,000 and recorded a gain on sale of $286,000. We retained an indirect preferred minority position in the acquiring entity totaling $400,000. Our retained interest receives a 10% preferred return, payable monthly. We have a continuing right to put our preferred position to the buyer beginning December 14, 2005. In conjunction with the sale of the recreational vehicle park, we terminated our ground lease with AIC RV Management that originally was scheduled to expire in 2022 and paid a lease termination fee of $186,000 to AIC RV Management, which lease termination fee was netted against pre-existing obligations of AIC RV Management to the Company.

Transactions involving Messrs. Moore and Gaynor

Brandywine Home Sales Corporation (“Sales Corp.”), an affiliate of Brandywine, provided real estate brokerage services for both new home sales and existing home resales in our communities. During 1999, Sales Corp. received commissions from us, Commercial Assets, or the homeowner, depending on the circumstances. Mr. Moore owned 50% of Homes Corp. during 1999. Homes Corp. received sales commissions during 1999 as follows:

From our communities	$45,000
From Commercial Assets communities	46,000
From homeowners	293,000

Effective January 1, 2000, we acquired, through a subsidiary, substantially all of Homes Corp.’s activities and its inventory of homes located at our communities for (a) $100,000 cash, (b) the assumption of $493,000 in the third-party debt, and (c) the cancellation of $64,000 in loans from us. In order to allow us to maintain our REIT status for federal income tax purposes, Messrs. Considine and Rhodes owned the voting common stock of the subsidiary. Effective in 2001, we acquired the voting stock of Messrs. Considine and Rhodes in conjunction with the effectiveness of the taxable REIT subsidiary legislation discussed above.

During 2001 and 2000, Brandywine Financial Services Corporation, an affiliate of Brandywine, provided back office support to both our communities and our corporate office located in Florida. Mr. Moore owned 50% of Brandywine Financial Services during 2000 and 2001. Brandywine Financial Services received fees of $359,000 and $544,000, respectively, for services provided in 2001 and 2000. Pursuant to the company’s consolidation of its offices from Chadds Ford, Pennsylvania and Denver, Colorado to Clearwater, Florida, these functions are now performed out of the Clearwater office and the Brandywine relationship has been terminated effective March 30, 2002.

See also “Compensation Committee Interlocks and Insider Participation.”

COMPANY’S RELATIONSHIP WITH INDEPENDENT AUDITORS

Our Board of Directors appointed the firm of Ernst & Young, LLP to audit the financial statements of the Company for the year ended December 31, 2002. Representatives of Ernst & Young, LLP will be present at the annual meeting and will be given the opportunity to make a statement if they so desire and respond to appropriate questions.

Audit Fees

The aggregate fees billed by Ernst & Young, LLP to the Company for professional services rendered for the audit of the Company’s financial statements for the year ended December 31, 2001 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were $96,000.

Financial Information Systems Design and Implementation Fees

Ernst & Young, LLP did not render any financial information systems design and implementation service to the Company for the fiscal year ended December 31, 2001.

All Other Fees

The aggregate fees billed for all other services rendered by Ernst & Young, LLP to the Company for the fiscal year ended December 31, 2001 were $350,385, which includes audit-related services of $108,000 and non-audit services of $242,385. Audit related services generally include fees for accounting consultations, merger and acquisition due diligence and registration statements filed with the Securities and Exchange Commission. Non-audit services consist primarily of tax compliance and tax consulting services. The Audit Committee has considered whether the provision of non-audit services by Ernst & Young, LLP is compatible with maintaining auditor independence.

OTHER MATTERS

We know of no matters to be brought before the annual meeting other than as set forth herein. However, if any such other matters are properly presented to the stockholders for action at the annual meeting and any adjournments or postponements thereof, it is the intention of the proxy holders named in the enclosed proxy to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote.

STOCKHOLDER PROPOSALS TO BE INCLUDED
IN THE 2002 PROXY STATEMENT

Stockholder proposals to be considered for inclusion in the proxy statement for the 2003 annual meeting of stockholders must be received by us on or before December 15, 2002.

BY ORDER OF THE BOARD OF DIRECTORS,

Terry Considine
Chairman of the Board of Directors  and Chief Executive Officer

June 26, 2002

ANNEX A

Description of Class B OP Units

The Class B OP Units would be a newly designated class of Operating Partnership units of the Operating Partnership. The Class B OP Units would have the same terms, rights and obligations as the Class A OP Units under the Partnership’s Operating Agreement, which is referred to in this proxy statement as the Partnership Agreement, except as described below.

Special Allocations of Depreciation.    Unless a Disposition Event (as defined below) has occurred, each holder of Class B OP Units would be specially allocated, on a pro rata basis with other Class B OP Unit holders, for each Operating Partnership fiscal year (prior to any allocation of profits and losses for such Operating Partnership fiscal year pursuant to the Operating Partnership Agreement) items of depreciation in an amount up to 33 1/3% of the price paid for such Class B OP Unit (prorated for the portion of the year that the Class B OP Unit has been outstanding) held by such holder until the aggregate amount allocated as described in this paragraph from the time of issuance equals 100% of the initial capital account for the Class B OP Unit. These allocations of depreciation may, depending on the circumstances, be used by the holders of Class B OP Units to reduce their own taxable income. In no event will the capital account for any Class B OP Unit be reduced below zero by the special allocations of depreciation unless otherwise agreed by the Operating Partnership’s general partner, and the holder of the Class B OP Unit. Furthermore, the aggregate annual amount of depreciation allocated to all Class B OP Units will not exceed an amount equal to the Operating Partnership’s total annual depreciation. “Disposition Event” means: (1) a dissolution, termination, retirement, resignation or bankruptcy of the General Partner (unless a replacement General Partner is appointed); (2) the election to dissolve the Operating Partnership by the General Partner; (3) the sale of all or substantially all of the assets of the Operating Partnership; (4) the dissolution of the Operating Partnership as required by law; or (5) the disposition of assets by the Operating Partnership that results in a reduction in the book value of its gross or net assets of more than 50% during any 12 month period.

Special Allocations of Gain.    Upon the occurrence of a Disposition Event, each holder of Class B Units would be specially allocated, on a pro rata basis with other holders of Class B OP Units (prior to any allocation of profits and losses for such Operating Partnership fiscal year pursuant to the Partnership Agreement) items of gain until the aggregate amount allocated as described in this paragraph to such holder for the current and all prior Operating Partnership fiscal years equals the aggregate amount previously allocated to such holder as described in “—Special Allocations of Depreciation” for the current and all prior fiscal years, except that the amount of gains to be specially allocated to holders of Class B OP Units will be limited in amount, so that, immediately following the allocation, the Class B OP Units do not have a greater capital account than they would have had if they had originally been issued as, and had remained, Class A OP Units.

Liquidating Distributions.    Distributions by the Operating Partnership to its partners, in connection with a liquidation of the Operating Partnership, are made in accordance with each partner’s respective capital account, after taking into account and allocating to the appropriate capital accounts all items of the Operating Partnership’s income, expense, gain and loss arising prior to or in connection with the liquidation. Any assets that are distributed in-kind rather than sold to third parties would first be marked to market for this purpose, with any resultant hypothetical gain or loss allocated to the various partners’ capital accounts as appropriate. To the extent that special allocations of depreciation to the Class B OP Units would not be recouped by special allocations of gain as described above (which could occur if the Operating Partnership has insufficient gain assets), then the capital accounts of the Class B OP Units would be less than they would otherwise have been absent the special allocations. In that event, the holders of the Class B OP Units would receive correspondingly less in liquidation of the Operating Partnership than holders of Class A OP Units that had been issued with the same initial capital account.

Right of Redemption.    At any time after one year from the date of issuance, each holder of Class B OP Units will have the right to request, on not more than a quarterly basis (unless otherwise agreed by the Company), a valuation by the Operating Partnership of such holder’s Class B OP Units, and, if satisfied with such valuation, to require that all or a specified portion of such Class B OP Units be redeemed. The Operating Partnership will have the option of redeeming the Class B OP Units with cash or shares of our common stock. If it elects cash, the holder of Class B OP Units will receive an amount equal to the lesser of the fair market value of (1) the Class B OP Units so redeemed (determined as described below) and (2) a number of shares of our common stock equal to the number of Class B OP Units redeemed. If the Operating Partnership elects to redeem for shares of our common stock, the holder will receive a number of shares (not in excess of the number of Class B OP Units redeemed) equal to the fair market value of the Class B OP Units determined as described below, divided by the trading value of our shares as determined by the Operating Partnership. Thus, if Class B OP Units have a fair market value less than that of shares of our common stock, the holder would receive either less cash than the trading value of our common stock or a lesser number of shares of our common stock than the number of Class B OP Units redeemed, depending on the Operating Partnership’s election.

The fair market value of the Class B OP Units would be measured by the capital account balances that such Class B OP Units would have if the Operating Partnership were to sell all of its assets in an orderly fashion, allocate any resultant gains and losses in accordance with the Partnership Agreement, pay any liabilities and then liquidate in accordance with “Liquidating Distributions” above. All determinations of the fair market values of the assets of the Operating Partnership in such hypothetical liquidation shall be made by the general partner in good faith, using such methods as the general partner deems appropriate. Notwithstanding the foregoing, to the extent that the per share fair market value of our common stock has appreciated, as of the date of redemption, by at least 20% over the initial per unit issuance price of the Class B OP Units, the fair market value of the Class B OP Units will be deemed to be equal to the value of an equal number of shares of our common stock. In this case, if the Operating Partnership elected to redeem Class B OP Units with shares of our common stock, the holder would receive one share of our common stock for each Class B OP Unit tendered for redemption.

Right of Exchange.    In addition to the redemption rights described above, each holder of Class B OP Units shall have the right at any time to exchange all or a specified portion of such Class B OP Units into an amount of Class A OP Units having the same fair market value as the Class B OP Units tendered for exchange. With respect to an exchange of Class B OP Units for Class A OP Units, the Operating Partnership will not have the right to redeem such Class B OP Units for cash, but will be required to exchange such Class B OP Units for Class A OP Units. For purposes of any exchange described in this paragraph, the fair market value of the Class B OP Units will be determined as described above for redemptions of Class B OP Units. In the event that the value of the assets of the Operating Partnership declines from the date of issuance of the Class B OP Units to the date of exchange, the holder may receive a lesser number of Class A OP Units than the number of Class B OP Units exchanged therefor.

AMERICAN LAND LEASE, INC.
ANNUAL MEETING OF STOCKHOLDERS—JULY 31, 2002
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned hereby appoints Terry Considine, Thomas L. Rhodes and Bruce E. Moore, jointly and severally, proxies with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of American Land Lease, Inc. held of record by the undersigned on June 21, 2002, at the Annual Meeting of Stockholders to be held on July 31, 2002, and any adjournments or postponements thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 THROUGH 4 BELOW
1.	ELECTION OF THOMAS L. RHODES AND BRUCE E. MOORE AS CLASS III DIRECTORS. (Check one box only):

☐ FOR all nominees listed (except as marked to the contrary below):	☐ WITHHOLD authority to vote for all nominees listed:

Thomas L. Rhodes	Bruce E. Moore
(Instruction: To withhold authority to vote for any nominee, check the “FOR all nominees” box above and write in the space provided below the names of the nominee for whom you wish to withhold authority to vote.)

2.	RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS.
                                         ☐  FOR            ☐  AGAINST            ☐  ABSTAIN

3.
APPROVAL, IN ORDER TO COMPLY WITH THE RULES OF THE NEW YORK STOCK EXCHANGE, OF THE ISSUANCE TO OFFICERS AND DIRECTORS OF SHARES OF OUR COMMON STOCK AND/OR OP UNITS ON THE SAME TERMS AND SUBJECT TO THE SAME CONDITIONS AS OTHER OFFEREES.

                                         ☐  FOR            ☐  AGAINST            ☐  ABSTAIN

4.  APPROVAL OF THE ISSUANCE BY ASSET INVESTORS OPERATING PARTNERSHIP, L.P. OF OP UNITS FROM TIME TO TIME.
                                         ☐  FOR            ☐  AGAINST            ☐  ABSTAIN
5.	IN THEIR DISCRETION, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 4 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.
THE UNDERSIGNED HEREBY REVOKES ALL PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED TO VOTE AT THE ANNUAL MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.
Address Change? Mark Box ☐    Indicate change below:
DATED                                                                        , 2002

Signature(s) in Box

Please sign EXACTLY as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. All joint owners should sign. If a corporation, sign in full corporate name by an authorized officer. If in a partnership, sign in partnership name by an authorized person.

AMERICAN LAND LEASE, INC.
ANNUAL MEETING OF STOCKHOLDERS
July 31, 2002
American Land Lease, Inc.
proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on July 31, 2002.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Terry Considine, Thomas L. Rhodes and Bruce E. Moore, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements thereof.

See reverse for voting instructions.